Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statements (Nos. 333-253925, 333-257858 and 333-265731) on Form S-1, (Nos. 333-262533 and 333-264187) on Form S-3 and (Nos. 333-253912 and 333-260323) on Form S-8 of our report dated September 23, 2022, with respect to the consolidated financial statements of InMed Pharmaceuticals Inc.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

September 23, 2022